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                                                                     EXHIBIT 99

For immediate release
---------------------
                                FOR:            SYNTHETIC INDUSTRIES, INC.

                                APPROVED BY:    Joseph Sinicropi
                                                Chief Financial Officer
                                                Synthetic Industries, Inc.
                                                (706) 375-3121, Ext. 1400

                                CONTACT:        Morgen-Walke Associates
                                                June Filingeri, John Blackwell
                                                Media Contact: Stan Froelich
                                                (212) 850-5600


                 SYNTHETIC INDUSTRIES, INC. ISSUES $170 MILLION
                       SENIOR SUBORDINATED NOTES DUE 2007

        CHICKAMAUGA, GA, February 11, 1997 -- Synthetic Industries, Inc. (Nasdaq: SIND) announced today that it has issued $170 million in aggregate principal amount of its 9 1/4% Senior Subordinated Notes due 2007 (the "Notes"). The net proceeds from the new Notes will be used to repurchase the Company's 12 3/4% Senior Subordinated Debentures (the "Debentures") and to pay down existing bank loans.

        The Company noted that the resulting debt structure reduces annual interest expense by approximately $3 million. Leonard Chill, President and Chief Executive Officer of Synthetic Industries, Inc., commented, "This refinancing is a very important achievement for our Company. We now have very favorable interest rates on our long-term debt and are well positioned to achieve our operating plans. Along with our common stock offering in November, we have significantly improved our capital structure and reduced interest expense."

        The sale of the Notes will not be, and have not been, registered under the Securities Act of 1933, as amended, and the Notes may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        Synthetic Industries, Inc. is a leading producer of polypropylene fabrics and fibers.


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